                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*



                     CORE TECHNOLOGIES (PENNSYLVANIA), INC.
            -------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
            -------------------------------------------------------
                         (Title of Class of Securities)


                                   151867 10 8
            -------------------------------------------------------
                                 (CUSIP Number)







*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                Page 1 of 4 Pages
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                                  SCHEDULE 13G

-------------------------------                    -----------------------------
CUSIP NO.   151867 10 8                                   Page 2 of 4 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           George E. Mitchell
           S.S.# ###-##-####

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    1,204,584
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       300,000
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    1,204,584

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    300,000


--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,504,584
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 151867 10 8                              Page  3  of  3  Pages
                                                        ---    ---


Item 1            (a)      Name of Issuer

                                    Core Technologies (Pennsylvania), Inc.

Item 1            (b)      Address of Issuer's Principal Executive Offices

                                    110 Summit Drive, Exton, Pa 19341

Item 2            (a)      Name of Person Filing

                                    George E. Mitchell

Item 2            (b)      Address of Principal Business Office or, if none,
                           Residence

                                    110 Summit Drive, Exton, Pa 19341

Item 2            (c)      Citizenship:              U.S.A.

Item 2            (d)      Title of Class of Securities:

                          Common Stock, $.01 par value

Item 2            (e)      CUSIP Number:             151867 10 8

Item 3            If this statement is filed pursuant to Rule 13d-1(b) or
                  13d-2(b):                          Not applicable

Item 4            Ownership

                  (a) Amount Beneficially Owned:              1,504,584 Shares

                  (b)      Percent of Class:                  16.7%

                  (c)      Number of shares as to which such person has:

                           (i)       sole power to vote or direct the vote

                                              1,204,584 Shares

                           (ii)      shared power to vote or direct the vote

                                                300,000 Shares

                           (iii) sole power to dispose or to direct the disposition of

                                              1,204,584 Shares

                           (iv) shared power to dispose or to direct the disposition of

                                                300,000 Shares

CUSIP No. 151867 10 8                                 Page  4  of  4  Pages
                                                           ---    ---



Item 5            Ownership of Five Percent or Less of a Class

                                    Not applicable

Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person

                                    Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                    Not applicable

Item 8            Identification and Classification of Members of a Group

                                    Not applicable

Item 9            Notice of Dissolution of Group

                                    Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



       February 14, 1997                          /s/ George E. Mitchell
      -----------------------                     ----------------------
      Date                                        Signature


                                                  George E. Mitchell
                                                  -----------------------
                                                  Name/Title